Exhibit 24.1
POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Georges Gemayel and Thomas J. Phair, Jr., and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and supplements (including post-effective amendments) to the Registration Statement on Form S-3, and any related Rule 462(b) registration statement or amendment thereto, to be filed by Altus Pharmaceuticals Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Signed:

/s/ David D. Pendergast David D. Pendergast, Ph.D	Chairman of the Board	June 17, 2009

/s/ Manual A. Navia Manuel A. Navia, Ph.D.	Director	June 17, 2009

/s/ Harry H. Penner, Jr. Harry H. Penner, Jr.	Director	June 17, 2009

/s/ John P. Richard John P. Richard	Director	June 17, 2009

/s/ Michael S. Wyzga Michael S. Wyzga	Director	June 17, 2009